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FOR IMMEDIATE RELEASE June 1, 2004

FORENSIC ACCOUNTING REPORT FINALIZED AND DELIVERED TO HEALTHSOUTH’S SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

Birmingham, Alabama – HealthSouth Corporation (OTC Pink Sheets: HLSH) announced today that HealthSouth’s Special Audit Review Committee, assisted by legal counsel Balch & Bingham LLP and a forensic accounting team from PricewaterhouseCoopers LLP (“PwC”), has completed and delivered its forensic accounting report to HealthSouth’s Special Committee of the Board of Directors. The Special Audit Review Committee was established by HealthSouth’s Board of Directors to conduct an independent investigation of accounting irregularities at HealthSouth and its report is the result of an extensive review conducted over approximately 14 months.

Jon F. Hanson, Chairman of the Special Audit Review Committee noted, “In order to lay the foundation for a new beginning at HealthSouth, it is critical that this summary of the results of the forensic accounting review undertaken by the Special Audit Review Committee come to light in a timely and objective manner. I am confident that this report and the supporting documentation will prove invaluable to the Company in connection with the reconstruction of its accounting records.”

HealthSouth noted that the report’s conclusions regarding the level of the historical fraudulent and inappropriate accounting are consistent with the Company’s previous estimates. These estimates remain subject to revision based upon the results of the Company’s undertaking to reconstruct its accounting records and prepare financial statements, which is continuing, and the results of the audit of the financial statements, which is currently being conducted by a financial audit team from PwC.

Jay Grinney, HealthSouth’s newly-appointed President and Chief Executive Officer, said “Completion of the forensic accounting report represents another step forward for the new HealthSouth as we continue our efforts to build a future of solid growth and profitability for the Company. Over the past year, HealthSouth has put in place procedures and committed substantial resources to ensure that the highest standards of business ethics are maintained at HealthSouth now and into the future.”

HealthSouth has provided copies of the report to Alice H. Martin, United States Attorney for the Northern District of Alabama, and to the staff of the Securities and Exchange Commission (the “SEC”). The full text of the forensic accounting report is being filed with the SEC today by HealthSouth on a Form 8-K.

Since March 2003, the Special Committee of HealthSouth’s Board of Directors and the new management team have taken numerous steps to strengthen HealthSouth’s corporate culture, corporate governance, corporate compliance and internal audit programs.

o	HealthSouth significantly changed the composition of its Board of Directors through the agreement of five long-standing members of the Board to voluntarily resign as part of a board transition plan. Since September 2003, four new directors, Lee S. Hillman, Steven R. Berrard, Edward A. Blechschmidt and Jay Grinney have been appointed to the Board and the Special Committee.

o	HealthSouth has replaced substantially all of its senior management and appointed a new Chief Executive Officer, Chief Compliance Officer, General Counsel, Controller, Senior Vice President of Internal Audit and numerous other managers in its Corporate Compliance, Finance and Internal Audit areas.

o	HealthSouth has revised its Corporate Governance Guidelines to take into account not only legal and regulatory requirements, but also current corporate governance best practices.

o	HealthSouth has continued to strengthen its Corporate Compliance program.

o	HealthSouth has dedicated significant resources to develop a top flight Internal Audit Department, whose director will report independently to the Audit Committee of the Board of Directors.

o	HealthSouth has focused significant resources to implement various financial and non-financial technology solutions to enhance its internal control environment.

o	HealthSouth’s new management team has put in place more disciplined financial and accounting policies, procedures and controls that the Company believes will result in more efficient and accurate reporting of its financial and operating results.

o	HealthSouth has improved lines of communications with employees, is reinforcing ethical behavior at all levels of the Company and is committed to providing financial visibility and accountability to all regional and facility management.

Grinney concluded, “The new management team and the Special Committee of the Board of Directors will carefully review the forensic accounting report and the supporting documentation as we reconstruct our accounting records and will implement any additional appropriate measures to address the findings of the report. We have worked – and will continue to work – to build an environment where integrity and honesty are the cornerstones of our corporate culture.”

About HealthSouth

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HealthSouth’s financial reporting and related activity; HealthSouth’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of alleged defaults under such agreements, the inability of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

### For more information contact Andy Brimmer at 205-410-2777.